Exhibit 3.2

BYLAWS OF
NORTHRIM BANCORP, INC.
March 7, 2001
Amended September 6, 2007
Amended November 19, 2009
Amended November 17, 2016

Section 10.1	Inspection	13
Section 10.2	Amendments	13

BYLAWS OF
NORTHRIM BANCORP, INC.
ARTICLE 1
Meetings of Shareholders
Section 1.1 Shareholder Meetings. Shareholder meetings shall be held at the principal office of the Corporation, or at such other location as shall be determined by the Board of Directors and stated in the Notice of Meeting.
Section 1.2 Annual Meeting. The regular annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such day and at such time following the close of the Corporation’s fiscal year as shall be determined each year by the Board of Directors, but not later than May 31 of each year. If such annual meeting is omitted by oversight or otherwise during such period, a subsequent annual meeting may nonetheless be held, and any business transacted or elections held at such meeting shall be as valid as if the annual meeting had been held during the period provided above.
Section 1.3 Special Meetings. Special meetings of the shareholders may be called at any time by the Chairperson, the President, or a majority of the Board of Directors. Shareholders may hold a meeting at any time and place without notice or call, upon appropriate waivers signed by all shareholders who are entitled to vote at a shareholders’ meeting.
Section 1.4 Notices. Written notice stating the place, day, and hour of the meeting, and in case of a special meeting the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at such meeting. Notice may be transmitted by mail, private carrier or personal delivery, telegraph or teletype, or telephone, wire or wireless equipment which transmits a facsimile of the notice. If mailed, such notice shall be effective when deposited in the United States mail, first-class postage prepaid, and addressed to the shareholder at his or her address as it appears on the stock transfer books of the corporation. Each shareholder shall be responsible for providing the Secretary with the shareholder’s current mailing address to which notices of meetings and all other corporate notices may be sent. Otherwise, such notice shall be effective when received. Notice of the time, place, and purpose of any meeting may be waived in writing (either before or after such meeting). Notice of time or place of a meeting will be waived by any shareholder by that shareholder’s attendance in person or by proxy, unless the shareholder at the beginning of the meeting objects to holding the meeting or transaction business at the meeting. Objection to consideration of a particular matter that is not within the purposes described in a special meeting notice will be waived unless the shareholder objects to considering the matter when it is presented. Any shareholder so waiving shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 1.5 Quorum. A majority of the votes entitled to be cast on a matter by a voting group shall constitute a quorum of that voting group at a meeting of shareholders. Once a share is represented for any purpose at a meeting, in person or by proxy, other than solely to object to holding the meeting or transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless otherwise provided by law.
Section 1.6 Adjournment. A majority of the shares represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally stated in the notice of meeting. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken other than adjournment is approved by at least a majority of shares required to constitute a quorum.
Section 1.7 Chairperson of Meeting. The Chairperson, or in the Chairperson’s absence, the President, shall preside at all meetings of the shareholders unless the Board of Directors shall otherwise determine. The Board of Directors may appoint any shareholder to act as chairperson of the meeting.

Section 1.8 Secretary of Meeting. The Secretary shall act as a secretary at all meetings of the shareholders, and in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.
Section 1.9 Conduct of Meetings. Shareholder meetings shall be conducted in an orderly and fair manner, but the presiding officer shall not be bound by any technical rules of parliamentary procedure.
Section 1.10 Voting. Except as otherwise provided in the Articles of Incorporation or in these Bylaws, every shareholder of record shall have the right at every shareholders’ meeting to one vote for every share standing in his or her name on the books of the corporation.
Section 1.11 Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by the shareholder’s duly authorized attorney-in-fact or agent. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes. An appointment is valid for eleven (11) months unless a longer period is expressly provided in the appointment of the proxy.
Section 1.12 Shareholder Advisor. A shareholder or holder of a valid proxy may be accompanied at any shareholders’ meeting by one personal advisor, but no such advisor may address the meeting without the consent of the presiding officer.
Section 1.13 Recording of Proceedings. The proceedings of a shareholders’ meeting may not be mechanically or electronically recorded other than by the Secretary or acting secretary without the express approval of all individuals in attendance at the meeting.
Section 1.14 Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date in order to determine the shareholders. Such date in any case shall not be more than sixty (60) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a share dividend or a distribution (other than one involving the purchase, redemption, or other acquisition of the corporation’s shares), the day before the date on which notice of the meeting is effective or the date on which the Board of Directors authorizes such share dividend or distribution, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination is effective for any adjournment thereof.
Section 1.15 List of Shareholders. After fixing a record date for a shareholders’ meeting, the Secretary of the Corporation shall prepare alphabetical list of all names of all shareholders on the record date who are entitled to notice of the shareholders’ meeting. The list shall be arranged by voting group, and within each voting group by class or series of shares, and show the address of and the number of shares held by each shareholder. A shareholder, shareholder’s agent, or shareholder’s attorney may inspect the shareholder list, beginning ten (10) days prior to the shareholders’ meeting and continuing through the meeting, at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held, during regular business hours and at the shareholder’s expense.
Section 1.16 Consent to Action. Any action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the actions so taken shall be signed by all of the shareholders. Such consent shall have the same force and effect as a unanimous vote at a duly convened meeting.
ARTICLE 2
Directors
Section 2.1 Authority, Qualifications and Size of Board. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors (hereinafter sometimes referred to as the “Board”) except as otherwise provided by the laws under which this corporation exists or in the Articles of Incorporation. Each director of the Corporation shall be a shareholder of the Corporation. The number of directors shall be fixed in the manner set forth in the Articles of Incorporation.

Section 2.2 Nomination of Directors.

(a) Nominations of candidates for election as directors at any annual or special meeting of shareholders may be made (1) by, or at the direction of, a majority of the Board or (2) by any shareholder entitled to vote at such annual or special meeting. Only persons nominated in accordance with the procedures set forth in this Section 2.2 shall be eligible for election as directors at an annual or special meeting.

(b) Nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Section 2.2. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal office of the Corporation not later than (1) in the event of an annual meeting, 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Corporation; or (2) in the event of a special meeting, the later of 120 days prior to the such special meeting or 10 days after public disclosure of the date of such special meeting. Such shareholder’s notice shall set forth (A) the name, age, business address and residence address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (B) the principal occupation or employment of the shareholder submitting the notice and of each person being nominated; (C) the class and number of shares of the Corporation’s stock owned of record and beneficially by the shareholder who intends to make the nomination and of the person or persons to be nominated; (D) a representation that the shareholder is and will continue to be a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (E) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (F) such other information regarding the shareholder submitting the notice, each nominee proposed by such shareholder and any other person covered by clause (C) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, whether or not the Corporation's common stock is registered under the Securities Exchange Act of 1934, as amended; and (G) the consent of each nominee to serve as a director of the Corporation if so elected. At the request or at the director of, the Board, any person nominated for election as a director at an annual or special meeting shall furnish to the Secretary of the Corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.  The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

(c) The Board may reject any nomination by a shareholder not timely made in accordance with the requirements of this Section 2.2. If the Board, or a designated committee thereof or other authorized individual, determines that the information provided in a shareholder's notice does not satisfy the informational requirements of this Section 2.2 in any material respect, the Secretary of the Corporation or a duly authorized representative of the Corporation shall promptly notify such shareholder of the deficiency in the notice. If the deficiency is not cured within five days from the date such deficiency notice is given to the shareholder, or if the Board or such committee or other authorized individual reasonably determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of this Section 2.2 in any material respect, then the Board may reject such shareholder's nomination. The Secretary of the Corporation or a duly authorized representative of the Corporation shall notify a shareholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Section 2.2.
Section 2.3 Vacancies. Any vacancy occurring on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of the director’s predecessor in office.
Section 2.4 Annual Meetings. Immediately after the annual meeting of shareholders, the directors shall meet to elect officers and transact any other business.
Section 2.5 Place of Meetings. Meetings of the Board of Directors, regular or special, may be held within or without this state.

Section 2.6 Regular Meetings. Regular meetings of the Board of Directors, which shall be held at least once each quarter in each calendar year, shall be held at the principal office without notice and at such time and at such place as the Board may by vote from time to time designate.
Section 2.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the President or by any two (2) directors.
Section 2.8 Notices. Notices of special meetings of the Board of Directors stating the date, time, place, and in general terms the purpose or purposes thereof shall be delivered to each director, by mailing written notice at least two (2) days before the meeting or by telephoning, telegraphing or personally advising each director at least one (1) day before the meeting. A special meeting shall be held not more than twenty (20) days after the delivery of said notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the director at the address provided to the Secretary. An entry of the service of notice, given in the manner above provided, shall be made in the minutes of the proceedings of the Board of Directors, and such entry, if read and approved at the subsequent meeting of the Board, shall be conclusive on the question of service. Attendance of a director at a special meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. A director may waive any notice required for any meeting by executing a written waiver of notice either before or after said meeting, and such waiver shall be equivalent to the giving of such notice.
Section 2.9 Quorum. A majority of the number of directors specified in or fixed in accordance with the Articles of Incorporation or these Bylaws shall constitute a quorum, but a lesser number may adjourn any meeting from time to time until a quorum is obtained, and no further notice thereof need be given. Unless otherwise provided in these Bylaws, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A majority of those present at the time and place of any regular or special meeting, although less than a quorum, may adjourn from time to time, without further notice, until a quorum shall attend. When a quorum shall attend, any business may be transacted which might have been transacted at the meeting had the same been held on the date stated in the notice of meeting.
Section 2.10 Attendance by Conference Telecommunication. Members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.
Section 2.11 Consent to Action. Any action which may be taken at a meeting of the Board of Directors, or at a meeting of any committee of the Board, may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all of the directors, or all the members of the committee. Such consent shall have the same force and effect as a unanimous vote at a duly convened meeting.
Section 2.12 Compensation. The directors shall receive such reasonable compensation for their attendance at meetings of the Board or for their services as members of any committee appointed by the Board as may be prescribed by the Board of Directors, and may be reimbursed by the Corporation for ordinary and reasonable expenses incurred in the performance of their duties. .
Section 2.13 Manifestation of Dissent. A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be deemed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding it or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or by registered or certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

ARTICLE 3
Committees of the Board of Directors
Section 3.1 Executive Committee. By resolution adopted by a majority of the entire Board of Directors, the Board may designate from among its members an Executive Committee of not less than three (3) members, and may designate one (1) of such members as chairperson. The Board may also designate one or more directors as alternates to serve as a member or members of the Executive Committee in the absence of a regular member or members. The Executive Committee shall have and may exercise all of the authority of the Board of Directors during the intervals between meetings of the Board, except that the Executive Committee shall not have the authority to: (1) authorize distributions or the issuance of shares, unless a resolution of the Board of Directors, or the Bylaws, or the Articles of Incorporation, expressly so provide; (2) approve or recommend to shareholders actions or proposals required by applicable law to be approved by shareholders; (3) fill vacancies on the Board of Directors or any committee thereof; (4) amend the Bylaws; (5) fix compensation of any director for serving on the Board of Directors or on any committee; (6) approve a plan of merger, consolidation, or exchange of shares not requiring shareholder approval; (7) appoint other committees of the Board or the members thereof; or (8) amend the Articles of Incorporation.
Section 3.2 Other Committees. By resolution adopted by a majority of the entire Board of Directors, the Board may designate from among its members such other committees as it may deem necessary, each of which shall consist of not less than two (2) directors and have such powers and duties as may from time to time be prescribed by the Board.
Section 3.3 Rules of Procedure. The majority of the members of any committee may fix its rules of procedure. All actions by any committee shall be reported in written minutes available at any reasonable time to any Board member. Such actions shall be subject to revision, alteration and approval by the Board of Directors; provided, that no rights or acts of third parties who have relied in good faith on the authority granted herein shall be affected by such revision or alteration.
ARTICLE 4
Officers and Employees
Section 4.1 Officers. The Board of Directors may elect from its own number a Chairperson of the Board (Chairperson) and shall elect from its own number a President. It may also elect such Vice Presidents (who may or may not be directors) as in the opinion of the Board the business of the Corporation requires. The Board shall elect a Secretary and a Cashier (who may or may not be directors). The Board may also elect or appoint, or in its discretion delegate to the, Chairperson the authority to appoint, from time to time such other or additional officers as are desirable for the conduct of the business of the Corporation. Except as otherwise provided herein, any two or more offices except President and Secretary may be held simultaneously by one individual.
Section 4.2 Election. Each of the officers shall be elected by the Board of Directors. None of said officers, except the Chairperson and the President of the Board of Directors, need be a director, but a vice president who is not a director cannot succeed to or fill the office of President. The officers shall be elected annually by the Board of Directors at the meeting of the Board following the annual meeting of shareholders, and they shall hold office from the date of his or her election until the next annual meeting of the Board of Directors and until a successor shall have been duly elected and qualified.
Section 4.3 Removal and Vacancy. Any officer, agent, or employee of the Corporation may be removed by the Board of Directors at any time with or without cause. Such removal, however, shall be without prejudice to the contract rights, if any, of the persons so removed. Election or appointment of an officer or agent or employee shall not of itself create contract rights. If any corporate office becomes vacant by reason of death, resignation, removal or otherwise, the Board of Directors or the executive officer possessing delegated authority to appoint such an officer, shall have power to fill such vacancies. In case of the absence or disability of any officer, the Board of Directors or the Chairperson may delegate the powers or duties of any such officer to another officer for the time being.

Section 4.4 Compensation. The compensation of all Vice Presidents and above shall be fixed by the Board of Directors. Unless fixed by the Board of Directors, the compensation for all other officers, employees or agents of the Corporation shall be established by or at the direction of the Chairman or the President.
Section 4.5 Exercise of Rights as Stockholders. Unless otherwise ordered by the Board of Directors, the Chairperson or the Chairperson’s designee, acting by written designation, shall have full power and authority on behalf of the Corporation to attend and to vote at any meeting of shareholders of any corporation in which this Corporation may hold stock, other than in a fiduciary capacity, and may exercise on behalf of this Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, and shall have power and authority to execute and deliver proxies and consents on behalf of this Corporation in connection with the exercise by this Corporation of the rights and powers incident to the ownership of such stock. The Board of Directors, from time to time, may confer like powers upon any other person or persons.
Section 4.6 Duties of Chairperson of the Board. Unless the Board shall otherwise determine, the Chairperson shall preside at all meetings of the shareholders and at meetings of the Board of Directors and the Executive Committee. The Chairperson shall see that all orders and resolutions of the Board of Directors and the Executive Committee are carried into effect, and shall be the person to whom the President, and all other officers designated by the Chairperson, shall report. The Chairperson may delegate such duties as he sees fit to delegate to the President, or other officers of the Corporation. The Chairperson may appoint agents or employees other than those appointed by the Board of Directors, and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the Bylaws.
Section 4.7 Duties of President. The President shall, subject to the authority granted to the Chairperson, be the chief operating officer of the Corporation and shall have general supervision over the day-to-day business of the Corporation. The President shall have such other authority and shall exercise such other duties as shall, from time to time, be delegated to him by the Chairperson or by the Board.
Section 4.8 Duties of Vice President. The Vice Presidents shall have such powers and shall perform such duties as may be assigned to them by the Board of Directors or by the Chairperson.
Section 4.9 Duties of Secretary. The Secretary shall, subject to the direction of the Chairperson keep the minutes of all meetings of the shareholders and of the Board of Directors, and to the extent ordered by the Board of Directors or the Chairperson the minutes of all meetings of all committees. The Secretary shall cause notice to be given of the meetings of the shareholders, of the Board of Directors, and of any committee appointed by the Board. The Secretary shall have custody of the corporate seal and general charge of the records, documents, and papers of the Corporation not pertaining to the performance of the duties vested in other officers, which shall at all reasonable times be open to the examination of any director. Without limiting the generality of the foregoing, the Secretary shall have charge (directly or through such transfer agents or registrars as the Board of Directors may appoint) of the issuance, transfer, and registration of certificates for shares of the Corporation and of the records pertaining thereto. Said records shall be kept in such manner as to show at any time the number of shares of the Corporation issued and outstanding, the manner in which and the time when such shares were paid for, the names and addresses of the holders of record thereof, the numbers and classes of shares held by each, and the time when each became such holder of record. The Secretary shall perform such other duties as may be assigned by the Board of Directors or the Chairperson.
Section 4.10 Duties of Chief Financial Officer. Except as otherwise set forth herein, the Chief Financial Officer shall, subject to the direction of the Chairperson have general custody of all the property, funds and securities of the Corporation and have general supervision of the collection and disbursement of funds of the Corporation. The Chief Financial Officer shall provide for the keeping of proper records of all transactions of the Corporation and shall perform such other duties as may be assigned by the Board of Directors or the Chairperson.
Section 4.11 Other Officers. Such other officers as shall be appointed by the Board of Directors, or the Chairperson, acting pursuant to delegated authority of the Board, shall exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board of Directors or the Chairperson or the Chairperson’s designee.
Section 4.12 Clerks and Agents. The Chairperson, or any other officer of the Corporation authorized by the Chairperson, may, subject to the supervision of the Board of Directors, appoint such custodians, bookkeepers and other clerks, agents, and employees as the Chairperson shall deem advisable for the prompt and orderly transaction of the business of the Corporation and shall define their duties, fix the salaries to be paid to them and dismiss them.
Section 4.13 Succession of Management. As a result of any emergency contingency that results in the absence of the Chairman and the President, the succession of management, until such time as the Chairman or the President can resume their respective duties or their successors have been elected or appointed by the Board of Directors, will be as follows:
Executive Vice President
Chief Financial Officer
Senior Vice President
In the absence of all the above individuals, the Board of Directors shall designate an officer to act as Senior Manager of the Corporation until such time as any of the above incumbent individuals have returned to their respective position or the Board of Directors has elected or appointed their successor. In the event that the Board of Directors cannot meet, the duty of selecting an acting Senior Manager shall reside with the Executive Committee.
ARTICLE 5
Indemnification
Section 5.1 Defined Terms. As used in this Article:
(a) “Egregious conduct” by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.
(b) “Finally adjudged” shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.
(c) “Director” shall mean any person who is a director of the Corporation and any person who, while a director of the Corporation, is serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the Corporation or of any employer in which it has an ownership interest; and “conduct as a director” shall include conduct while a director is acting in any of such capacities.
(d) “Officer-director” shall mean any person who is simultaneously both an officer and director of the Corporation and any person who, while simultaneously both an officer and director of the Corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the Corporation or of any employer in which it has an ownership interest; and “conduct as an officer-director” shall include conduct while an officer-director is acting as an officer of the corporation or in any of such other capacities.
(e) “Subsidiary corporation” shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this Corporation.
Section 5.2 Liability of Directors. No director, officer-director, former director or former officer-director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director or officer-director occurring after the effective date of these Bylaws unless the conduct is finally adjudged to have been egregious conduct, as defined herein.
Section 5.3 Liability of Subsidiary Directors. No director, officer-director, former director, or former officer-director of a subsidiary corporation shall be personally liable to any action brought directly by this Corporation as a shareholder of the subsidiary corporation or derivatively on behalf of the subsidiary corporation (or by any shareholder of this Corporation double-derivatively on behalf of this Corporation and the subsidiary corporation) for monetary damages for conduct as a director or officer-director of such subsidiary corporation occurring after the effective date of these Bylaws unless the conduct is finally adjudged to have been egregious conduct.

Section 5.4 Indemnification of Directors. The Corporation shall indemnify any person who is; or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the Corporation or its shareholders or by any other party, by reason of the fact that the person is or was a director or officer-director of the Corporation or of any subsidiary corporation against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the Corporation or its shareholders or to a subsidiary corporation) and reasonable expenses, including attorneys’ fees, actually incurred in connection with such proceeding unless (i) the board of directors determines, after careful deliberation, that there is clear and convincing evidence that such person has engaged in egregious conduct in connection with the matter which gives rise to the claim for indemnification or payment of expenses, or (ii) the liability and expenses were on account of conduct finally adjudged to be egregious conduct. The reasonable expenses, including attorneys’ fees, of such person incurred in connection with such proceeding shall be paid or reimbursed by the Corporation, upon request of such person, in advance of the final disposition or settlement of such proceeding upon receipt by the Corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification or, in the event of a settlement, if the Corporation is advised by counsel that, in the opinion of such counsel, the person is not liable for egregious conduct; provided, however, that the board of directors may require collateral to secure such repayment promise if the board determines, in its sole discretion, that the collateral is appropriate under the circumstances. All expenses-incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable. Nothing in this section 5.4 shall authorize the board of directors to withhold indemnification or payment of expenses after entry of a non-appealable judgment by a court having jurisdiction, which contains a finding that such person has not engaged in egregious conduct in connection with the matter which gives rise to the claim for indemnification or payment of expenses.
Section 5.5 Procedure. No action by the board of directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the Corporation’s indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article, nor to the authorization of indemnification in any specific case.
Section 5.6 Internal Claims Excepted. Notwithstanding section 5.4, the Corporation shall not be obligated to indemnify any person for any expenses, including attorneys’ fees, incurred to assert any. claim against the Corporation (except a claim based on section 5.7) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.
Section 5.7 Enforcement of Rights. The Corporation shall indemnify any person granted indemnification rights under this Article against any reasonable expenses incurred by the person to enforce such rights.
Section 5.8 Set-off of Claims. Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the Corporation-and shall be entitled to have the same tribunal which adjudicates the Corporation’s claim adjudicate the person’s entitlement to indemnification by the Corporation.
Section 5.9 Continuation of Rights. The indemnification rights provided in this Article shall continue as to a person who has ceased to be a director or officer-director and shall inure to the benefit of the heirs, executors, and administrators of such person.
Section 5.10 Effect of Amendment or Repeal. Any amendment or repeal of this Article shall not adversely affect any right or protection of a director, officer-director, former director or former officer-director existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.
Section 5.11 Severability of Provisions. Each of the substantive provisions of this Article is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.
ARTICLE 6
Security Bonds
Section 6.1 Extent of Coverage. Each of the officers and employees shall, when directed by the Board of Directors, furnish a fidelity bond to the Corporation in such amount and under such conditions as the Board shall direct. The Board may direct that a blanket bond in such sum as it shall determine shall be purchased by the Corporation to cover all officers and employees.
ARTICLE 7
Shares
     Section 7.1  Consideration.  Certificates for shares or uncertificated shares of the Corporation shall be issued only when fully paid for.
     Section 7.2  Stock Certificates; Uncertificated Shares.  The shares of stock of the Corporation shall be represented by certificates in such form as the Board of Directors of the Corporation may from time to time prescribe; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares, as provided under Alaska law. Notwithstanding the foregoing or the adoption of such a resolution or resolutions by the Board of Directors, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Any such resolution shall not apply to any share represented theretofore issued until such certificate is surrendered to the Corporation. Share certificates shall be numbered in the order in which they shall be issued, and shall be signed by the Chairperson or the President or by a Vice President, and by the Secretary or Assistant Secretary. The signatures may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation or an employee of the Corporation. If a corporate seal is maintained, it or a facsimile hereof may be affixed-to the certificate. Each certificate shall state upon its face that the Corporation is organized under the laws of the State of Alaska, the name of the person to whom it is issued, the number and class of shares which the certificate represents, and the par value of each share represented by the certificate. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical.
    Section 7.3  Lost Certificates.  No new certificate or uncertificated shares shall be issued until the former certificate for the shares represented thereby shall have been surrendered and canceled, except in the case of lost or destroyed certificates, and in that case only after the receipt of a bond or other security by the Corporation, satisfactory to the Board of Directors, indemnifying the Corporation and all persons against loss in consequence of the issuance of such new certificate.
 Section 7.4  Transfer of Shares.  Subject to delivery to the Corporation, or a transfer agent, transfer clerk or registrar of the Corporation, of a certificate representing shares, accompanied either by an assignment in writing on the back of the certificate or by a written power of attorney to assign and transfer the same, signed by the record holder of the certificate, the Corporation may issue a new certificate or new equivalent uncertificated shares, as the case may be, or in the case of uncertificated shares, upon request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the persons entitled thereto, cancel the old certificate and record the transfer upon the books of the Corporation. The Board of Directors may, by resolution, provide that beneficial owners of shares shall be deemed holders of record for certain specified purposes. No transfer of shares shall be valid except between the parties hereto, so as to show the names of the parties, by and to whom transferred, the numbers and designation of the shares and the date of transfer. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, a certificate representing, or other evidence of, such new equivalent uncertificated shares, to the person entitled thereto, and record the transfer on the books of the Corporation.
    Section 7.5  Holder of Record.  The person registered on the books of the Corporation as the owner of the issued shares shall be recognized by the Corporation as the person exclusively entitled to have and to exercise the rights and privileges incident to the ownership of such shares. Notwithstanding the preceding sentence, the Board of Directors may adopt by resolution a procedure whereby a shareholder may certify in writing to the Corporation that all or a portion of the shares registered in the name of such shareholder are held for the account of a specified person or persons. Upon receipt by the Corporation of a certification complying with such an adopted procedure, the person specified in the certification shall be deemed, for the purpose or purposes set forth in the certification, to be the holder of record of the number of shares specified in place of the shareholder making the certification.

    Section 7.6  Issuance of Shares.  Any shares authorized but not issued and any treasury shares owned by the Corporation shall be issued, sold, or otherwise transferred by the Corporation only upon authorization of the Board of Directors.
     Section 7.7  Subscriptions.  A subscription for shares of the Corporation shall be in writing and upon such terms as may be approved by the Board of Directors.
Section 7.8  Payment of Subscriptions.  A subscription for shares shall be paid in accordance with the terms set forth in the subscription or related subscription agreement, if any. If the subscription or subscription agreement does not require payment on or before a stated date or at a fixed period after a stated date, then payment shall be made in such manner and at such times as may be determined by the Board of Directors and expressed by it in a written call for payment; provided that the call shall be uniform as to all shares of the same class or series and that the call shall be mailed to each subscriber at the subscriber’s last post office address known to the Corporation at least thirty (30) days in advance of the date upon which payment or the first installment, if installment payments are called for, is due.
   Section 7.9  Default in Payment of Subscriptions.  If a payment required by a subscription, a subscription agreement, or a call of the Board of Directors is not paid when due, then the Corporation may make written demand for payment upon the defaulting subscriber by personal service or by mailing a copy of the demand to the subscriber at the subscriber’s last post office address known to the Corporation. If the payment is not made within twenty (20) days of the serving or mailing of the demand for payment, the Corporation may terminate the subscription, forfeit the subscriber’s rights thereunder, retain as liquidated damages any sums previously paid on the subscription, and hold and dispose of the shares as though never subject to the subscription. In lieu of forfeiture, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.
ARTICLE 8
Seal
Section 8.1 Corporate Seal. In the exercise of its discretion the Board of Directors may adopt and maintain a suitable seal for the Corporation.
ARTICLE 9
Miscellaneous Provisions
Section 9.1 Fiscal Year. The fiscal year of the Corporation shall be the calendar year.
Section 9.2 Records. The Articles of Incorporation, the Bylaws, and the proceedings of all meetings of the shareholders, the Board of Directors and standing committees of the Board shall be recorded in appropriate minute books provided for that purpose. The minutes of each meeting shall be signed by the presiding officer and the Secretary or other person appointed to act as Secretary.
ARTICLE 10
Bylaws
Section 10.1 Inspection. A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the principal office of the Corporation, and shall be open for inspection of all shareholders during normal business hours.
Section 10.2 Amendments. Except for the provisions of Sections 2.1, 2.3 and 2.12 of Article 2, and for the provisions of Article 5, which may be amended only by the shareholders, the Bylaws may be amended, altered or repealed, at any regular meeting of the Board of Directors, by a vote of the majority of the whole Board of Directors, provided that a written statement of the proposed action shall have been personally delivered or mailed to all directors at least two (2) days prior to any such meeting.
I HEREBY CERTIFY that the foregoing are the Bylaws of Northrim BanCorp, Inc. as in effect on this 17th day of November 2016.
/s/ _Susan Stenstrom___
Its: Corporate Secretary